SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. __)*

BigCommerce Holdings, Inc.

(Name of Issuer)

Series 1 Common Stock, $0.0001 par value per share

(Title of Class of Securities)

08975P108

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68404V100	13G	Page 2 of 23

1.	Names of Reporting Persons General Catalyst GP IV, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 68404V100	13G	Page 3 of 23

1.	Names of Reporting Persons General Catalyst Group IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68404V100	13G	Page 4 of 23

1.	Names of Reporting Persons GC Entrepreneurs Fund IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68404V100	13G	Page 5 of 23

1.	Names of Reporting Persons General Catalyst Partners IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68404V100	13G	Page 6 of 23

1.	Names of Reporting Persons General Catalyst GP V, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 68404V100	13G	Page 7 of 23

1.	Names of Reporting Persons General Catalyst Partners V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68404V100	13G	Page 8 of 23

1.	Names of Reporting Persons General Catalyst Group V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68404V100	13G	Page 9 of 23

1.	Names of Reporting Persons GC Entrepreneurs Fund V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68404V100	13G	Page 10 of 23

1.	Names of Reporting Persons General Catalyst Group V Supplemental, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 68404V100	13G	Page 11 of 23

1.	Names of Reporting Persons David P. Fialkow
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68404V100	13G	Page 12 of 23

1.	Names of Reporting Persons Joel E. Cutler
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68404V100	13G	Page 13 of 23

1.	Names of Reporting Persons Lawrence S. Bohn
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 8,253,453
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 8,253,453

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,253,453
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 12.9%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68404V100	13G	Page 14 of 23

1.	Names of Reporting Persons Hemant Taneja
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 3,248,746
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 3,248,746

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,248,746
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 68404V100	13G	Page 15 of 23

Item 1.
	(a)	Name of Issuer: BigCommerce Holdings, Inc.

	(b)	Address of Issuer’s Principal Executive Offices: The address of the principal business office of all Reporting Persons is 11305 Four Points Drive, Building II, Third Floor, Austin, TX 78726

Item 2.

(a)

Name of Person Filing:

This joint statement on Schedule 13G is being filed by General Catalyst Group IV, L.P., a Delaware limited partnership (“GC IV”), GC Entrepreneurs Fund IV, L.P., a Delaware limited partnership (“E Fund IV”), General Catalyst Partners IV, L.P., a Delaware limited partnership (“GC IV GPLP”), General Catalyst GP IV, LLC, a Delaware limited liability company (“GC IV GPLLC”), General Catalyst Group V, L.P., a Delaware limited partnership (“GC V”), GC Entrepreneurs Fund V, L.P., a Delaware limited partnership (“E Fund V”), General Catalyst Partners V, L.P., a Delaware limited partnership (“GC V GPLP”), General Catalyst GP V, LLC, a Delaware limited liability company (“GC V GPLLC”), General Catalyst Group V Supplemental, L.P., a Delaware limited partnership (“GC V Supplemental”), David P. Fialkow, Joel E. Cutler, Lawrence S. Bohn and Hemant Taneja (together, the “Managers”), who are collectively referred to herein as the “Reporting Persons.”

GC IV GPLP is the sole general partner of GC IV and E Fund IV. GC IV GPLLC is the sole general partner of GC IV GPLP. Joel E. Cutler and David P. Fialkow are Managing Directors of GC IV GPLLC.

GC V GPLP is the sole general partner of GC V, E Fund V and GC V Supplemental. GC V GPLLC is the sole general partner of GC V GPLP. Joel E. Cutler, David P. Fialkow and Hemant Taneja are Managing Directors of GC V GPLLC.

The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit 1 (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act.

	(b)	Address of Principal Business Office or, if none, Residence: 20 University Road, 4th Floor, Cambridge, MA 02138

(c)

Citizenship:

Each of GC IV, E Fund IV, GC IV GPLP, GC V, E Fund V and GC V Supplemental is a limited partnership organized under the laws of the State of Delaware. Each of GC IV GPLLC and GC V GPLLC is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is U.S. citizen.

	(d)	Title of Class of Securities: Series 1 Common Stock, $0.0001 par value per share.

	(e)	CUSIP Number: 08975P108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 68404V100	13G	Page 16 of 23

(a)

Amount beneficially owned:

GC IV is the record owner of 3,164,776 Series 1 Common Shares, E Fund IV is the record owner of 83,970 shares (together, the “Fund IV Record Shares”). GC V is the record owner of 1,701,694 shares, E Fund V is the record owner of 102,331 shares and GC V Supplemental is the record owner of 3,200,682 shares (together, the “Fund V Record Shares”, the Fund IV Record Shares and the Fund V Record shares collectively, the “Record Shares”).

As the sole general partner of GC IV and E Fund IV, GC IV GPLP may be deemed to beneficially own the Record Shares. As the sole general partner of GC IV GPLP, GC IV GPLLC may be deemed to own beneficially the Record Shares. As the sole general partner of GC V, E Fund V and GC V Supplemental, GC V GPLP may be deemed to beneficially own the Record Shares. As the sole general partner of GC V GPLP, GC V GPLLC may be deemed to own beneficially the Record Shares. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power and direct the disposition and vote of the Record Shares.

Each of Joel E. Cutler, David P. Fialkow and Lawrence S. Bohn may be deemed to beneficially own the Record Shares. Hemant Taneja may be deemed to beneficially own the Fund V Record Shares.

(b)

Percent of class:

See Line 11 of cove sheets. The percentages set forth on the cover sheets for each Reporting Person are calculated based on 64,101,536 shares of Series 1 Common Stock reported to be outstanding by the Issuer as of September 30, 2020, as listed on the Issuer’s Form 424B4 filed with the Securities and Exchange Commission on November 16, 2020.

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote See Line 5 of cover sheets.

		(ii)	Shared power to vote or to direct the vote See Line 6 of cover sheets.

		(iii)	Sole power to dispose or to direct the disposition of See Line 7 of cover sheets.

		(iv)	Shared power to dispose or to direct the disposition of See Line 8 of cover sheets.

Each of the Reporting Persons disclaims beneficial ownership of such Series 1 Common Shares except to the extent of its or his pecuniary interest therein, if any.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

CUSIP No. 68404V100	13G	Page 17 of 23

Item 8.	Identification and Classification of Members of the Group

See Exhibit 2 for members of the group.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable. This statement on Schedule 13G is not filed pursuant to §240.13d-1(b) or §240.13d-1(c).

Material to be Filed as Exhibits.

Exhibit 1 – Agreement regarding joint filing of Schedule 13G.

Exhibit 2 – Members of the Group.

CUSIP No. 68404V100	13G	Page 18 of 23

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

GENERAL CATALYST GROUP IV, L.P.

By:	GENERAL CATALYST PARTNERS IV, L.P.
its General Partner

	By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GC ENTREPRENEURS FUND IV, L.P.

By:	GENERAL CATALYST PARTNERS IV, L.P.
its General Partner

	By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST PARTNERS IV, L.P.

By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GP IV, LLC

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GROUP V, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P.
its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

CUSIP No. 68404V100	13G	Page 19 of 23

GC ENTREPRENEURS FUND V, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P.
its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST PARTNERS V, L.P.

By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GROUP V SUPPLEMENTAL, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P. its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GP V, LLC

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

*
David P. Fialkow

*
Joel E. Cutler

*
Lawrence S. Bohn

*
Hemant Taneja

* By:	/s/ Christopher McCain
Christopher McCain as Attorney-in-Fact

CUSIP No. 68404V100	13G	Page 20 of 23

*

This Schedule 13G was executed by Christopher McCain on behalf of the Managers pursuant to Powers of Attorney filed as Exhibit 24.1 to the Form 4 relating to the beneficial ownership of shares of Intersections Inc. (file no. 000-50580) by Reporting Persons filed with the Securities Exchange Commission on January 15, 2019 and incorporated herein in its entirety by reference.

CUSIP No. 68404V100	13G	Page 21 of 23

Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of BigCommerce Holdings, Inc.

EXECUTED this 16th day of February, 2021.

GENERAL CATALYST GROUP IV, L.P.

By:	GENERAL CATALYST PARTNERS IV, L.P.
its General Partner

	By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GC ENTREPRENEURS FUND IV, L.P.

By:	GENERAL CATALYST PARTNERS IV, L.P.
its General Partner

	By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST PARTNERS IV, L.P.

By:	GENERAL CATALYST GP IV, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GP IV, LLC

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GROUP V, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P.
its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

CUSIP No. 68404V100	13G	Page 2 2 of 23

GC ENTREPRENEURS FUND V, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P.
its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST PARTNERS V, L.P.

By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GROUP V SUPPLEMENTAL, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P.
its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

GENERAL CATALYST GP V, LLC

		By:	/s/ Christopher McCain
Christopher McCain
Chief Legal Officer

*
David P. Fialkow

*
Joel E. Cutler

*
Lawrence S. Bohn

*
Hemant Taneja

* By:	/s/ Christopher McCain
Christopher McCain as Attorney-in-Fact

CUSIP No. 68404V100	13G	Page 23 of 23

Exhibit 2

Members of the Group

General Catalyst Group IV, L.P.

GC Entrepreneurs Fund IV, L.P.

General Catalyst Group V, L.P.

GC Entrepreneurs Fund IV, L.P.